MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to provide the reader with a concise description of the consolidated financial condition and results of operations of NBT Bancorp Inc. (Bancorp) and its wholly owned subsidiaries, NBT Bank, N.A. (NBT), LA Bank, N.A. (LA) and Pioneer American Bank, N.A. (Pioneer
Bank) collectively referred to herein as the Company. This discussion will focus on results of operations, financial position, capital resources, and asset/liability management.

OVERVIEW

Net income of $26.3 million ($1.12 diluted earnings per share) for 1999 compares to $26.9 million ($1.14 diluted earnings per share) for 1998. However, excluding a $4.2 million net income tax benefit recognized in 1998 in connection with a corporate realignment, net income increased 15.9 % in 1999 over the prior year. Income before taxes of $40.2 million improved $6.2 million (18.2%) over 1998. Results for 1999 included merger related expenses of $0.8 million after taxes.

The increase in pretax income for 1999 can be primarily attributed to improvements in net interest income and noninterest income. The increase in net interest income was primarily the result of continued loan growth. The higher noninterest income was a result of increased fee income from the continued expansion of our ATM network, increased service charges from demand deposit account growth and increased securities gains on the sales of securities available for sale. Additionally, the Company was able to achieve these improvements without a significant increase in noninterest expense.

In December 1999, the Bancorp distributed a 5% stock dividend, the fortieth consecutive year a stock dividend has been declared. Throughout this report, amounts per common share and common shares outstanding have been retroactively adjusted to reflect stock dividends and splits.

Certain statements in this release and other public releases by the Company contain forward-looking information, as defined in the Private Securities Litigation Reform Act. These statements may be identified by the use of phrases such as "anticipate," "believe," "expect," "forecasts," "projects," or other similar terms. Actual results may differ materially from these statements since such statements involve significant known and unknown rules and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) changes in the regulatory environment; (4) general economic environment conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality; and (5) changes may incur in business conditions and inflation.

MERGERS AND ACQUISITIONS

On February 17, 2000, the shareholders of Bancorp and Lake Ariel approved a merger, whereby Lake Ariel and its subsidiaries were merged with and into Bancorp with each issued and outstanding share of Lake Ariel exchanged for
0.9961 shares of Bancorp common stock. The transaction resulted in the issuance of approximately 5.0 million shares of Bancorp common stock and was consummated on February 17, 2000. Concurrent with the announcement of the merger with Lake Ariel, Bancorp reduced its previously announced stock repurchase plan from 600,000 shares to 200,000 leaving 76,500 shares remaining for repurchase under the reduced plan at December 31, 1999.

On June 20, 2000, the shareholders of Bancorp and Pioneer approved a merger, whereby Pioneer Holding Company and its subsidiary were merged with and into Bancorp with each issued and outstanding share of Pioneer Holding Company exchanged for 1.805 shares of Bancorp common stock. The transaction resulted in the issuance of approximately 5.2 million shares of Bancorp common stock. The Pioneer Holding Company merger was consummated on July 1, 2000.

LA Bank and Pioneer Bank are commercial banks headquartered in northeast Pennsylvania with approximately $570 million and $420 million, respectively, in assets at December 31, 1999, and twenty-two and eighteen branch offices, respectively, in five counties. Pioneer Bank will ultimately be merged with LA Bank to form the largest community bank headquartered in northeast Pennsylvania.

The Lake Ariel and Pioneer Holding company mergers qualified as a tax-free exchanges and are being accounted for as poolings-of-interests.

On March 28, 2000, NBT Bancorp Inc. and M. Griffith, Inc. jointly announced that a definitive agreement had been signed for NBT Bancorp Inc. to acquire all of the stock of M. Griffith, Inc., a Utica, New York based securities firm offering investment, financial advisory and asset-management services, primarily in the Mohawk Valley region. M. Griffith, Inc., a full-service broker/dealer and a Registered Investment Advisor, will become a wholly-owned subsidiary of NBT Financial Services, Inc. NBT Financial Services, Inc. was created in September of 1999 to concentrate on expanding NBT Bancorp Inc.'s menu of financial services beyond traditional bank product offerings.

On April 20, 2000, NBT Bancorp Inc. and BSB Bancorp, Inc., the parent company of BSB Bank and Trust Company, announced the signing of a definitive agreement to merge. The merger is subject to the approval of each company's shareholders and of banking regulators. The merger is expected to close in the fourth quarter of 2000 and is intended to be accounted for as a pooling-of-interests and qualify as a tax-free exchange for BSB Bancorp, Inc. shareholders. Shareholders of BSB Bancorp, Inc. will receive a fixed ratio of 2.0 shares of NBT Bancorp Inc. common stock for each share exchanged.

BSB Bank and Trust Company is a full service commercial bank with total assets of approximately $2.2 billion at March 31, 2000 and twenty-two branches in six counties in central New York and the Southern Tier. As a result of the merger, NBT Bank, N.A. and BSB Bank and Trust Company will be combined to create one of the largest independent community banks in upstate New York. This strategic alliance will create a bank holding company with assets of $4.7 billion and proforma market capitalization of approximately $539 million. The holding company will adopt a new name before the merger occurs. The combined company will have three direct operating subsidiaries including two community banks and a financial services company.

YEAR 2000

The Company has not experienced any system failure or miscalculation of financial data as a result of the Year 2000 issue. The Company will continue to monitor all systems to ensure they are properly functioning as the year progresses.

NET INTEREST INCOME

Net interest income is the difference between interest and fees earned on assets and the interest paid on deposits and borrowings. Net interest income is one of the major determining factors in a financial institution's performance as it is the principal source of earnings. Table 1 presents average consolidated balance sheets and a net interest income analysis on a taxable equivalent basis for each of the years in the three-year period ended December 31, 1999.

As reflected in Table 1, federal taxable equivalent (FTE) net interest income of $92.2 million in 1999 increased $6.1 million or 7.1% compared to 1998. This increase can be primarily attributed to an increase in average earning assets, which mitigated the impact of a decline in yield during 1999.

Average earning assets in 1999 increased $154.1 million or 7.8% compared to 1998. Average loans increased $148.5 million or 12.2% during 1999, while average investment securities increased $10.4 million or 1.4%. The benefits of these increases offset a 26 basis point decline in the yield on earning assets, primarily the result of a 40 basis point decline in the yield on loans. The continuing decline in the yield earned on loans can be attributed to the declining interest rate environment experienced during late 1998 and early 1999. Average interest bearing liabilities during 1999 increased $121.9 million compared to 1998, the result of an increase in interest bearing deposits and borrowings of $49.5 million and $72.4 million, respectively. The effects of the increase in interest bearing liabilities was offset by a 26 basis point reduction in rate paid, resulting in a $0.7 million increase in interest expense during 1999 compared to 1998. The reduced rates on interest bearing liabilities during 1999 can also be attributed to the previously mentioned declining interest rate environment.

In comparing 1998 to 1997, FTE net interest income increased $5.4 million or 6.7% from $80.7 million in 1997 to $86.1 million in 1998. Yields on earning assets  declined  by  12  basis  points  while  the  cost  of  interest  bearing liabilities was relatively stable between 1997 and 1998. In 1998, average earning assets increased $166.8 million or 9.2% compared to 1997, resulting in a $11.3 million increase in interest income. Average loans increased $118.9 million or 10.8% during 1998, while average investment securities increased $45.6 million or 6.5%. During 1998, average interest bearing liabilities increased $119.4 million, primarily a result of increases in time deposits and other borrowings.

An important performance measurement of net interest income is the net interest margin. Net interest margin, net FTE interest income divided by average interest-earning assets, is a measure of an entity's ability to utilize its earning assets in relation to the interest cost of funding. Taxable equivalency adjusts income by increasing tax exempt income to a level that is comparable to taxable income before taxes are applied. The net interest margin was stable between 1998 and 1999. Net interest margin was 4.32% for 1999 compared to 4.34% during 1998. The stability of the net interest margin is primarily a result of a stable interest rate spread, as the reduction in the cost of interest bearing liabilities was consistent with the decline in yield on earning assets.

TABLE 1

AVERAGE BALANCES AND NET INTEREST INCOME

The following table includes the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest bearing liabilities on a taxable equivalent basis. Interest income for tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.


                                                              1999                        1998                          1997
                                                AVERAGE                YIELD/   AVERAGE          YIELD/     AVERAGE          YIELD/
(dollars in thousands)                          BALANCE     INTEREST   RATES    BALANCE INTEREST RATES      BALANCE INTEREST  RATES

ASSET
Interest bearing deposits                          $355           18    5.07%     $ 308       14  4.55%  $      287      14  4.88%
Federal funds sold and securities
  purchased under agreements to resell            8,200          393    4.79     13,993      728  5.20       14,290     778   5.44
Other short-term investments                      6,073          296    4.87      5,156      269  5.22        2,536     135   5.32
Securities  (2)                                 756,170       50,426    6.67    745,739   51,058  6.85      700,119  48,544   6.93
Loans (1)                                     1,366,298      116,588    8.53  1,217,833  108,767  8.93    1,098,967 100,086   9.11
                                             ----------      -------         ---------- --------         ---------- -------
Total earning assets                          2,137,096      167,721    7.85  1,983,029  160,836  8.11    1,816,199 149,557   8.23
                                                             -------                    --------                    -------
Other assets                                    131,026                         128,826                     115,118
                                             ----------                      ----------                  ----------
TOTAL ASSETS                                 $2,268,122                      $2,111,855                  $1,931,317
                                             ----------                      ----------                  ----------

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Money market deposit accounts                  $109,108        3,228    2.96    101,473    2,958  2.92      103,391   3,013   2.91
NOW accounts                                    219,078        4,031    1.84    200,262    4,080  2.04      185,874   3,784   2.04
Savings deposits                                283,332        7,314    2.58    254,813    7,226  2.84      248,922   7,104   2.85
Time deposits                                   832,292       42,013    5.05    837,786   44,634  5.33      813,099  43,065    5.3
                                             ----------      -------         ---------- --------         ---------- -------
  Total interest bearing deposits             1,443,810       56,586    3.92  1,394,334   58,898  4.22    1,351,286  56,966   4.22
Short-term borrowings                           121,424        5,976    4.92    116,866    6,145  5.26      121,521   6,703   5.52
Other borrowings/LTD                            232,366       12,918    5.56    164,479    9,693  5.89       83,450   5,223   6.26
                                             ----------      -------         ---------- --------         ---------- -------
  Total interest bearing liabilities          1,797,600       75,480    4.20  1,675,679   74,736  4.46    1,556,257  68,892   4.43
                                                             -------                    --------                    -------
Demand deposits                                 256,338                         225,171                     193,938
Other liabilities                                15,125                          12,467                      13,537
Stockholders' equity                            199,059                         198,538                     167,585
                                             ----------                      ----------                  ----------
Total liabilities and stockholders' equity   $2,268,122                      $2,111,855                  $1,931,317
                                             ----------                      ----------                  ----------
  Net interest income                                       $ 92,241                     $86,100                    $80,665
                                                            ========                     =======                    =======
  Net interest margin                                                   4.32%                     4.34%                       4.44%
Taxable equivalent adjustment                               $  2,943                      $2,234                     $2,219
                                                            ========                     =======                    =======


(1) For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding.
(2)  Securities are shown at average amortized cost.

TABLE 2

    ANALYSIS OF CHANGES IN TAXABLE EQUIVALENT NET INTEREST INCOME

--------------------------------------------------------------------------------
The following table presents changes in interest income and interest expense attributable to changes in volume (change in average balance multiplied by prior year rate) and changes in rate (change in rate multiplied by prior year volume). The net change attributable to the combined impact of volume and rate has been allocated to each type of asset and liability in proportion to the absolute dollar amounts of change.



                                                               Increase (Decrease)                    Increase (Decrease)
                                                                 1999 over 1998                         1998 over 1997
(in thousands)                                         Volume         Rate         Total        Volume         Rate         Total
                                                       ------         ----         -----        ------         ----         -----

Interest bearing deposits                            $      2      $      2      $      4      $      1      $     (1)     $      0
Federal funds sold and securities
  purchased under agreements to resell                   (281)          (54)         (335)          (16)          (34)          (50)
Other short-term investments                               46           (19)           27           137            (3)          134
Securities                                                713        (1,345)         (632)        3,087          (573)        2,514
Loans                                                  12,844        (5,023)        7,821        10,685        (2,004)        8,681
                                                     --------      --------      --------      --------      --------      --------
Total Interest Income                                  13,324        (6,439)        6,885        13,894        (2,615)       11,279

Money market deposit accounts                             228            42           270           (64)            9           (55)
NOW accounts                                              368          (417)          (49)          296             0           296
Savings deposits                                          777          (689)           88           150           (28)          122
Certificates of deposit                                  (291)       (2,330)       (2,621)        1,322           247         1,569
Short-term borrowings                                     235          (404)         (169)         (250)         (308)         (558)
Other borrowings/LTD                                    3,795          (570)        3,225         4,796          (326)        4,470
                                                     --------      --------      --------      --------      --------      --------
Total interest expense                                  5,112        (4,368)          744         6,250          (406)        5,844
                                                     --------      --------      --------      --------      --------      --------

Change in FTE net interest income                    $  8,212      $ (2,071)     $  6,141      $  7,644      $ (2,209)     $  5,435
                                                     ========      ========      ========      ========      ========      ========
------------------------------------------------------------------------------------------------------------------------------------


PROVISION AND ALLOWANCE FOR LOAN LOSSES

--------------------------------------------------------------------------------

The provision for loan losses is based upon management's judgement as to the adequacy of the allowance to absorb losses inherent in the current loan portfolio. In assessing the adequacy of the allowance for loan losses, consideration is given to historical loan loss experience, value and adequacy of collateral, level of nonperforming loans, loan concentrations, the growth and composition of the portfolio, and the results of a comprehensive independent loan review program conducted throughout the year. Consideration is given to the results of examinations and evaluations of the overall portfolio by senior credit personnel, internal and external auditors, and regulatory examiners. The provision for loan losses decreased to $5.4 million in 1999 from $6.1 million in 1998, the result of lower charge-offs and improved asset quality.

         Accompanying tables reflect the five year history of net charge-offs and the allocation of the allowance by loan category. Net charge-offs, both as dollar amounts and as percentages of average loans outstanding, decreased between 1999 and 1998. Although the provision decreased, the allowance increased to $19.7 million at December 31, 1999 from $18.2 million at the previous year-end. At December 31, 1999, the allowance for loan losses to loans outstanding was 1.34%, down from 1.43% at December 31, 1998. Management considers the allowance to be adequate at December 31, 1999.

TABLE 3

 ALLOWANCE FOR LOAN LOSSES



(dollars in thousands)                                  1999              1998          1997         1996         1995
                                                    --------------------------------------------------------------------

Balance at January 1                                  $18,231            16,450        15,053       13,519       13,221
 Loans charged off:
 Commercial and agricultural                            2,427             2,528         1,524        1,635        1,360
  Real estate mortgages                                   392               512           341          598          529
  Consumer                                              2,205             2,364         2,605        1,638        1,512
                                                    --------------------------------------------------------------------
Total loans charged off                                 5,024             5,404         4,470        3,871        3,401
                                                    --------------------------------------------------------------------
 Recoveries:
  Commercial and agricultural                             292               273           253          326          234
  Real estate mortgages                                    72                47            18           20           16
  Consumer                                                700               716           776          734          666
                                                    --------------------------------------------------------------------
    Total recoveries                                    1,064             1,036         1,047        1,080          916
                                                    --------------------------------------------------------------------
    Net loans charged off                               3,960             4,368         3,423        2,791        2,485
 Provision for loan losses                              5,440             6,149         4,820        4,325        2,783
                                                    --------------------------------------------------------------------
 Balance at December 31                              $ 19,711            18,231        16,450       15,053       13,519
                                                    ====================================================================
Allowance for loan losses to loans
 outstanding at end of year                              1.34%             1.43%         1.42%        1.45%        1.44%
Allowance for loan losses to
 nonaccrual loans                                         259%              238%          196%         181%         156%
Nonaccrual loans to total loans                          0.52%             0.60%         0.72%        0.80%        0.93%
Nonperforming assets to total assets                     0.38%             0.49%         0.52%        0.73%        0.79%
Net charge-offs to average loans outstanding             0.29%             0.36%         0.31%        0.36%        0.34%
                                                    --------------------------------------------------------------------


TABLE 4

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES



------------------------------------------------------------------------------------------------------------------------------------
December 31,                1999                   1998                    1997                    1996                    1995
------------------------------------------------------------------------------------------------------------------------------------
                                 Category               Category               Category               Category              Category
(dollars in thousands)           Percent                Percent                Percent                Percent               Percent
                    Allowance    of Loans   Allowance   of Loans  Allowance    of Loans   Allowance   of Loans   Allowance  of Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial
 and agricultural   $ 9,091       46.3%    $ 8,589      43.7%     $ 6,755       41.5%     $ 5,581      39.8%      $ 5,111      38.5%
Real estate
  mortgages           2,050       27.6%      1,219      30.2%         843       30.0%       1,053      30.2%          923      31.0%
 Consumer             4,900       26.1%      4,813      26.1%       3,123       28.5%       3,007      30.0%        2,643      30.5%
 Unallocated          3,670         --       3,610        --        5,729         --        5,412        --         4,842        --
Total               $19,711      100.0%    $18,231     100.0%     $16,450      100.0%     $15,053     100.0%      $13,519     100.0%
------------------------------------------------------------------------------------------------------------------------------------


No portion of the allowance for loan losses is restricted to any loan or group of loans, and the entire allowance is available to absorb realized losses. The amount and timing of realized losses and future allowance allocations may vary from current estimates.

--------------------------------------------------------------------------------

NONINTEREST INCOME

Noninterest income consists primarily of trust and custodian fees, service charges on deposit accounts, gains and losses on the sales of investment securities, and fees and service charges for other banking services. Total noninterest income for 1999 of $19.3 million increased $1.4 million or 7.7% compared to 1998. Excluding securities gains and losses, noninterest income increased $1.1 million or 7.0% in 1999 compared to 1998. Excluding security gains and losses, total noninterest income for 1998 increased $2.4 million over 1997.

Trust income rose during 1999 as managed assets have continued to increase. At December 31, 1999, the Trust Department managed $891 million in assets (market value), up from $865 million at year-end 1998, resulting in a $0.2 million increase in trust income.

Service charges on deposit accounts increased $1.2 million in 1999 compared to 1998. This improvement can be attributed to an increase in service fee and overdraft income resulting from growth in demand deposits. In addition, ATM fee income increased $0.4 million in 1999 compared to 1998. This can be attributed to an increase in the use of customer debit cards and the installation of additional machines throughout our market areas. The Company had 85 ATM machines in use at December 31, 1999, up from 72 at year-end 1998.

NONINTEREST EXPENSE AND OPERATING EFFICIENCY

Salaries and employee benefits increased $1.2 million, or 4.2%, between 1999 and 1998, primarily the result of increased salaries and performance based incentives. Salaries and employee benefits increased $2.1 million between 1998 and 1997, due to additional staffing needs in both new and existing branch and administrative offices at LA, increases in salaries and performance based incentives and increases in health care insurance and other benefits.

Occupancy expense increased $0.2 million from 1998 to 1999 and $0.4 million from 1997 to 1998. This is attributed to growth in the number of LA branch offices throughout 1998, with a full year's effect of occupancy expense reflected in 1999.

Equipment expense during 1999 increased $0.8 million compared to 1998. This increase can be attributed to computer maintenance and depreciation resulting from replacement of computers for Year 2000 compliance, as well as the installation of additional computers throughout the branch network along with the addition of a new branch office at Pioneer Bank during the fourth quarter of 1998. Equipment expense increased $1.1 million between 1998 and 1997. This increase can be attributed primarily to growth in the number of LA branch offices and a rise in computer depreciation expense related to the automation of the branch network computer system at NBT completed in the fourth quarter of 1997.

Other operating expense for 1999 experienced a $1.1 million decline compared to 1998. In addition to a decline in recurring other operating expenses during 1999, the Company recognized a nonrecurring gain of $0.3 million on the sale of other real estate owned.

An important operating efficiency measure that the Company closely monitors is the efficiency ratio. This ratio is computed as total noninterest expense (excluding merger and acquisition expenses, gains and losses on the sales of OREO and other nonrecurring expenses) divided by net interest income plus noninterest income (excluding net security gains and losses and nonrecurring income). The efficiency ratio improved to 56.06% in 1999 from 59.63% for 1998. This improvement was a result of the increases in net interest and noninterest income between the reporting periods, without any significant increase in noninterest expense.

It is anticipated that the Company will incur approximately $27.7 million of merger and integration expenses in the future in connection with the Lake Ariel, Pioneer Holding Company and BSB Bancorp, Inc. mergers.

Income Tax Expense

The effective income tax rate was 34.7% in 1999, 21.0% in 1998, and 33.0% in 1997. The increased income tax expense in 1999 and decreased incomes tax expense in 1998 resulted from a tax benefit recognized during 1998 associated with a corporate realignment. Additional information on income taxes is provided in the notes to the supplemental consolidated financial statements.

SECURITIES

The securities portfolio constituted 35.4% and 37.6% of average earning assets during 1999 and 1998, respectively. The decrease reflects a continuing shift in asset mix to higher yielding loans. Approximately $485 million, or 67% of the total securities portfolio, is invested in U.S. Agency Mortgage-Backed pools and U.S. Agency issued Collateralized Mortgage Obligations (CMOs). Due to the nature of the mortgage collateral behind these issues, the average lives of these holdings will tend to lengthen when interest rates rise and shorten when interest rates fall. To help mitigate this risk, management primarily focuses on instruments that have some degree of extension and call protection, particularly in the fixed rate holdings. In addition, management regularly reviews the performance of all mortgage-backed holdings as well as the portfolio as a whole. This includes the projections of principal cash flows under a current rate environment as well as given a parallel move in the yield curve up or down 200 basis points.


            TABLE 5
         SECURITIES PORTFOLIO

         As of December 31,                       1999                              1998                            1997
                                     -----------------------------------------------------------------------------------------------
                                        AMORTIZED         FAIR          AMORTIZED            FAIR           AMORTIZED        FAIR
         (in thousands)                    COST           VALUE            COST             VALUE              COST         VALUE

         Securities Available for
         Sale:
          U.S. Treasury               $  10,400         $  8,535        $ 10,406          $ 10,481           $   4,393     $  4,405
         Federal Agency and
         mortgage-backed
            securities                  534,042          507,758         473,727           479,266             559,078      563,597
          State & Municipal,
          collateralized
             mortgage obligations
             and other
             securities                  97,122          90,434           32,876            33,507              17,516      18,112
                                     -----------------------------------------------------------------------------------------------
            Total securities
             available for sale       $ 641,564  $      606,727       $  517,009        $  523,254          $  580,987     $ 586,114
                                     ===============================================================================================

         Securities Held to Maturity:
         Federal Agency & MBS             51,578       48,568            122,921           122,871             58,975         59,320
          State & Municipal               61,730       60,569             55,799            56,914             60,341         61,237
          Other securities                    10           10              1,943             1,956              1,518          1,518
                                     -----------------------------------------------------------------------------------------------
            Total securities held to
             maturity                 $  113,318     $109,147         $  180,663        $  181,741          $ 120,834      $ 122,075
                                     ===============================================================================================


LOANS

The following Table 6 sets forth the loan portfolio by major categories as of December 31 for the years indicated.

TABLE 6

COMPOSITION OF LOAN PORTFOLIO

December 31,                                      1999             1998            1997             1996          1995
(in thousands)
Real estate mortgages                      $    381,961         371,133          335,991         299,590       271,143
Commercial real estate mortgages                347,191         305,564          269,523         227,322       191,513
Real estate construction and
 Development                                     23,188          14,983           10,911          13,669        18,606
Commercial and agricultural                     331,535         252,508          211,486         184,664       169,230
Consumer                                        268,703         237,234          247,573         253,185       241,759
Home equity                                     114,289          95,819           82,064          57,716        43,989
                                      ---------------------------------------------------------------------------------
 Total loans                                $ 1,466,867       1,277,241        1,157,548       1,036,146        936,240
                                      =================================================================================

The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 1999, total loans were $1,466.9 million, a 14.8% increase from December 31, 1998. In general, loans are internally generated and lending activity is confined to principally nine counties in New York State and five counties in northeastern Pennsylvania. The Company does not generally engage in highly leveraged transactions or foreign lending activities. There were no concentration of loans exceeding 10% of total loans other than the concentration with borrowers in New York State and Pennsylvania, discussed in note 6 to the supplemental consolidated financial statements, and those categories reflected in Table 6.

Real estate mortgages consist primarily of loans secured by first or second deeds of trust on primary residencies.

Loans in the commercial and agricultural category, as well as commercial real estate mortgages, consist primarily of short-term and/or floating rate commercial loans made to small to medium-sized companies. Agricultural loans totaled $51.5 million at December 31, 1999, and there are no other substantial loan concentrations to any one industry or to any one borrower.

Consumer loans consist primarily of installment credit to individuals secured by automobiles and other personal property. Management believes consumer loan underwriting guidelines to be conservative. The guidelines are based primarily on satisfactory credit history, down payment, and sufficient income to service monthly payments.

NONPERFORMING ASSETS AND PAST DUE LOANS

Nonperforming assets and past due loans are reflected in Table 8 below as of December 31, for the years indicated.

TABLE 7

NONPERFORMING ASSETS AND RISK ELEMENTS

                                                       ----------------------------------------------------------------------------
DECEMBER 31,                                              1999           1998             1997             1996           1995
                                                       ----------------------------------------------------------------------------
(dollars in thousands)
Non accrual loans:
 Commercial and agricultural                            $6,141            6,167           $6,452          $6,845         $6,106
 Real estate mortgages                                    $618             $744              692            $251           $332
 Consumer                                                 $837             $762            1,242          $1,243         $2,243
                                                     ---------------------------------------------------------------------------
  Total nonaccrual loans                                $7,596            7,673           $8,386          $8,339          8,681
                                                     ---------------------------------------------------------------------------
Other real estate owned                                 $1,438           $2,971            2,098           2,083          2,052
                                                     ---------------------------------------------------------------------------
  Total nonperforming assets                            $9,034           10,644           10,484          10,422         10,733
                                                     ---------------------------------------------------------------------------
Loans 90 days or more past due and still accruing:

 Commercial and agricultural                            $1,201            1,365            2,202             418            559
 Real estate mortgages                                    $641             $761              244             344            448
 Consumer                                                 $184             $629            1,778            1882           2041
                                                     ---------------------------------------------------------------------------
   Total                                                $2,026           $2,755            4,224           2,644          3,048
                                                     ---------------------------------------------------------------------------
Restructured loans                                       2,495            4,402            2,877             643            837
                                                     ---------------------------------------------------------------------------
  Total assets containing risk elements                $13,555          $17,801          $17,585         $13,709        $14,618
                                                     ---------------------------------------------------------------------------
Total nonperforming assets to loans                      0.62%            0.83%            0.91%           1.00%          1.15%
Total assets containing risk element to loans             .92%            1.39%            1.52%           1.32%          1.56%
Total nonperforming assets to assets                     0.38%            0.49%            0.52%           0.58%          0.64%
Total assets containing risk elements to assets          0.57%             .82%             .87%            .78%           .87%
                                                     ---------------------------------------------------------------------------

Total nonperforming assets decreased $1.6 million or 15.1% at year-end 1999 compared to 1998, the result of the sales of other real estate owned during 1999. Total assets containing risk elements decreased $3.6 million or 20.7% during the same period, the result of the sale of other real estate owned and a reduction in loans ninety days or more past due. The effect of nonaccrual and impaired loans on interest income is presented in the following Table 8.

TABLE 8

NONACCRUAL AND IMPAIRED LOANS INTEREST INCOME

                     DECEMBER 31,                             1999        1998       1997        1996        1995
(in thousands)
Income that would have been accrued at original
 contract rates                                               $802        $921       $771      $1,377      $1,063
Amount recognized as income                                    249         193        181         600         356
                                                      ------------------------------------------------------------
 Interest income not accrued                                  $553        $728       $590        $777        $707
                                                      ============================================================


DEPOSITS

Deposits are the largest component of the Company's liabilities and account for the greatest portion of interest expense. At December 31, 1999, total deposits were $1,777.1 million, an increase of 6.8% from December 31, 1998. Average deposits during 1999 of $1,700.1 million were 5.0% higher than the 1998 average. The increase can be attributed to growth in the demand and savings categories of $31.1 million and $28.5 million, respectively, partially offset by a $5.5 million decline in average time deposits. The preceding Table 1 presents average deposits with accompanying average rates paid.

TABLE 9

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

December 31,                                    1999            1998
                                                ----            ----
(in thousands)
Within three months                          $260,976        $246,193
After three but within six months              51,587          63,151
After six but within twelve months             46,126          34,097
After twelve months                            24,668          23,162
                                         ---------------------------------
Total                                        $383,357        $366,603
                                         =================================


BORROWED FUNDS

Short-term borrowings include federal funds purchased, securities sold under agreement to repurchase, and FHLB advances with original maturities of one day up to one year. Long-term debt consists primarily of fixed rate FHLB advances with an original maturity greater than one year. At December 31, 1999, total borrowings of $394.2 million were up 38.9% compared to the previous year-end total of $283.8 million. Average borrowings during 1999 of $353.8 million represent a $72.4 million increase over 1998. For additional information on borrowed funds see notes to the supplemental consolidated financial statements.

CAPITAL

Capital adequacy is an important indicator of financial stability and performance. The principal source of capital to the Company is earnings retention. The Company remains well capitalized as the capital ratios in the notes to the supplemental consolidated financial statements indicate. Capital measurements are significantly in excess of both regulatory minimum guidelines and meet the requirements to be considered well capitalized.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

The primary objectives of asset and liability management are to provide for the safety of depositor and investor funds, assure adequate liquidity, and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. The Asset/Liability Management Committee ("ALCO") is responsible for liquidity management and has developed guidelines which cover all assets and liabilities, as well as off balance sheet items that are potential sources or uses of liquidity. Liquidity policies must also provide the flexibility to implement appropriate strategies and tactical actions. Requirements change as loans grow, deposits and securities mature, and payments on borrowings are made. Interest rate sensitivity management seeks to avoid widely fluctuating net interest margins and to ensure consistent net interest income through periods of changing economic conditions.

Given the above, liquidity to the Company is defined as the ability to raise cash quickly at a reasonable cost without principal loss. The primary liquidity measurement the Company utilizes is called the Basic Surplus which captures the adequacy of its access to reliable sources of cash relative to the stability of its funding mix of average liabilities. This approach recognizes the importance of balancing levels of cash flow liquidity from short and long-term securities with the availability of dependable borrowing sources which can be accessed when necessary. Accordingly, the Company has established borrowing facilities with other banks (federal funds), the Federal Home Loan Bank of New York and Pennsylvania (short and long-term borrowings which are denoted as advances), and repurchase agreements with investment companies.

This Basic Surplus approach enables the Company to adequately manage liquidity from both tactical and contingency perspectives. By tempering the need for cash flow liquidity with reliable borrowing facilities, the Company is able to operate with a more fully invested and, therefore, higher interest income generating, securities portfolio. The makeup and term structure of the securities portfolio is, in part, impacted by the overall interest rate sensitivity of the balance sheet. Investment decisions and deposit pricing strategies are impacted by the liquidity position. At December 31, 1999, the Company considered its Basic Surplus adequate to meet liquidity needs.

Interest rate risk is determined by the relative sensitivities of earning asset yields and interest bearing liability costs to changes in interest rates. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000 and money market deposit accounts are much more interest sensitive than NOW and savings accounts.

The method by which banks evaluate interest rate risk is to look at the interest sensitivity gap, the difference between interest sensitive assets and interest sensitive liabilities repricing during the same period, measured at a specific point in time. A funding matrix is utilized as a primary tool in managing interest rate risk. The matrix arrays repricing opportunities along a time line for both assets and liabilities. The asset/liabilities Management Committee monitors the Company's gap position and implements appropriate strategies to minimize potential interest rate risk.

While the static gap evaluation of interest rate sensitivity is useful, it is not indicative of the impact of fluctuating interest rates on net interest income. Once the Company determines the extent of the gap sensitivity, the next step is to quantify the potential impact of the interest sensitivity on net interest income. The Company measures interest rate risk based on the potential change in net interest income under various rate environments. The Company utilizes an interest rate risk model that simulates net interest income under various interest rate environments. The model groups assets and liabilities into components with similar interest rate repricing characteristics and applies certain assumptions to these products. These assumptions include, but are not limited to prepayment estimates under different rate environments, potential call options of the investment portfolio and forecasted volumes of the various balance sheet items.

TABLE 10
PERFORMANCE RATIOS
December 31,                           1999             1998              1997

Return on Assets                      1.16%            1.27%             1.15%
Return on Equity                     13.19%           13.55%            13.24%
Average Equity to Average Assets      8.78%            9.40%             8.68%
Cash dividend per share payout       58.57%           51.49%            42.96%


MANAGEMENT'S STATEMENT OF RESPONSIBILITY

         Responsibility for the integrity, objectivity, consistency, and fair presentation of the financial information presented in this document rests with NBT Bancorp Inc. management. The accompanying supplemental consolidated financial statements and related information have been prepared in conformity with generally accepted accounting principles consistently applied and include, where required, amounts based on informed judgments and management's best estimates.

         Management maintains a system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate segregation of responsibilities and a program of internal audits and independent loan reviews to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

         The Board of Directors has appointed an Audit Committee composed entirely of directors who are not employees of the Company. The Audit Committee is responsible for recommending to the Board the independent auditors to be retained for the coming year, subject to stockholder ratification. The Audit Committee meets periodically, both jointly and privately, with the independent auditors, with our internal auditors, as well as with representatives of management, to review accounting, auditing, internal control structure and financial reporting matters. The Committee reports to the Board on its activities and findings.

Daryl R. Forsythe
President and Chief Executive Officer

Michael J. Chewens
Executive Vice President

Chief Financial Officer and Treasu

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
NBT Bancorp Inc.:

We have audited the accompanying supplemental consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of NBT Bancorp Inc. and Pioneer American Holding Company Corp. on July 1, 2000, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of NBT Bancorp Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBT Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

Syracuse, New York
July 28, 2000


                                                /s/ KPMG LLP


      NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                              (in thousands, except share and per share data)

                                        ASSETS                                        1999                      1998
                                                                            ------------------------- -------------------------

Cash and cash equivalents                                                $                79,629                    87,762
Securities available for sale, at fair value                                             606,727                   523,254
Securities held to maturity (fair value - $109,147 and $181,741)                         113,318                   180,663
Loans                                                                                  1,466,867                 1,277,241
Less allowance for loan losses                                                            19,711                    18,231
                                                                            ------------------------- -------------------------
          Net loans                                                                    1,447,156                 1,259,010

Premises and equipment, net                                                               47,097                    44,672
Other assets                                                                              86,280                    74,494
                                                                            ------------------------- -------------------------
          Total assets                                                   $             2,380,207                 2,169,855
                                                                            ========================= =========================

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Demand (noninterest bearing)                                         $               267,895                   249,487
    Savings, NOW, and money market                                                       605,334                   589,607
    Time                                                                                 903,862                   825,213
                                                                            ------------------------- -------------------------
          Total deposits                                                               1,777,091                 1,664,307

Short-term borrowings                                                                    142,267                    99,872
Long-term debt                                                                           251,970                   183,968
Other liabilities                                                                         17,407                    17,670
                                                                            ------------------------- -------------------------
          Total liabilities                                                            2,188,735                 1,965,817
                                                                            ------------------------- -------------------------

Stockholders' equity:
    Preferred stock, no par, stated value $1.00; shares
       authorized - 2,500,000                                                                 --                        --
    Common stock, no par, stated value $1.00; shares
       authorized - 30,000,000; shares issued 23,915,329 and 23,188,135                   23,915                    23,188
    Additional paid-in-capital                                                           155,983                   146,823
    Retained earnings                                                                     44,949                    43,253
    Accumulated other comprehensive (loss) income                                        (21,710)                    3,736
    Common stock in treasury at cost, 538,936 and 599,507 shares                         (11,665)                  (12,962)
                                                                            ------------------------- -------------------------
          Total stockholders' equity                                                     191,472                   204,038
                                                                            ------------------------- -------------------------
          Total liabilities and stockholders' equity                     $             2,380,207                 2,169,855
                                                                            ========================= =========================

See accompanying notes to supplemental consolidated financial statements.


      NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                   1999                1998                1997
                                                             ------------------  -----------------   -----------------

Interest and dividend income:
    Interest and fees on loans                             $       115,896            108,492              99,789
    Securities - taxable                                            43,697             45,205              42,842
    Securities - tax exempt                                          4,478              3,894               3,780
    Other                                                              707              1,011                 927
                                                             ------------------  -----------------   -----------------
            Total interest and dividend income                     164,778            158,602             147,338
                                                             ------------------  -----------------   -----------------

Interest expense:
    Deposits                                                        56,586             58,898              56,966
    Short-term borrowings                                            5,976              6,145               6,703
    Other borrowings                                                12,918              9,693               5,223
                                                             ------------------  -----------------   -----------------
            Total interest expense                                  75,480             74,736              68,892
                                                             ------------------  -----------------   -----------------

Net interest income                                                 89,298             83,866              78,446
Provision for loan losses                                            5,440              6,149               4,820
                                                             ------------------  -----------------   -----------------
Net interest income after provision for loan losses                 83,858             77,717              73,626
                                                             ------------------  -----------------   -----------------

Noninterest income:
    Trust                                                            3,305              3,115               2,675
    Service charges on deposit accounts                              7,938              6,729               6,339
    Net securities gains                                             1,804              1,567                  34
    Other                                                            6,205              6,463               4,880
                                                             ------------------  -----------------   -----------------
            Total noninterest income                                19,252             17,874              13,928
                                                             ------------------  -----------------   -----------------

Noninterest expense:
    Salaries and employee benefits                                  30,504             29,286              27,151
    Occupancy                                                        5,379              5,159               4,780
    Equipment                                                        5,220              4,372               3,317
    Data processing and communications                               4,528              4,279               3,422
    Professional fees and outside services                           4,330              4,402               3,385
    Office supplies and postage                                      2,970              3,029               2,757
    Amortization of intangible assets                                1,317              1,314               1,544
    Other operating                                                  8,634              9,706               8,104
                                                             ------------------  -----------------   -----------------
            Total noninterest expense                               62,882             61,547              54,460
                                                             ------------------  -----------------   -----------------

Income before income tax expense                                    40,228             34,044              33,094
Income tax expense                                                  13,971              7,149              10,906
                                                             ------------------  -----------------   -----------------

            Net income                                     $        26,257             26,895              22,188
                                                             ==================  =================   =================

Earnings per share:
    Basic                                                  $              1.14               1.16                1.00
                                                             ==================  =================   =================
    Diluted                                                $              1.12               1.14                0.98
                                                             ==================  =================   =================

See accompanying notes to supplemental consolidated financial statements.

All per share data has been restated to give retroactive effect to stock dividends and splits.

                       NBT BANCORP INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             ACCUMULATED
                                                                 ADDITIONAL                 OTHER COMPRE-     COMMON
                                                      COMMON      PAID-IN-      RETAINED       HENSIVE       STOCK IN
                                                       STOCK      CAPITAL       EARNINGS   (LOSS)/INCOME     TREASURY       TOTAL
Balance at December 31, 1996                      $  17,583       99,887        50,161          (1,948)      (7,984)     157,699
Net income                                                                      22,188                                    22,188
Stock dividends                                         600       13,030       (13,630)                                       --
Cash dividends - $0.421 per share                                               (8,968)                                   (8,968)
Payment in lieu of fractional shares for stock                                     (33)                                      (33)
Issuance of shares to employee benefit plans
   and other stock plans                                272        3,111                                                   3,383
Purchase of 131,900 treasury shares                                                                          (2,568)      (2,568)
Sale of 197,478 treasury shares to  employee
   benefit plans and other stock plans                               570                                      3,349        3,919
Issuance of shares of common stock
   through secondary offering                           802       11,077                                                  11,879
Other comprehensive income                                                                       5,057                     5,057
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1997                         19,257      127,675        49,718           3,109       (7,203)     192,556
Net income                                                                      26,895                                    26,895
Stock dividends and splits                            3,814       17,670       (21,484)                                       --
Cash dividends - $0.587 per share                                              (11,848)                                  (11,848)
Payment in lieu of fractional shares for stock                                     (16)                                      (16)
Purchase of 355,708 treasury shares                                                                          (9,127)      (9,127)
Sale of 169,364 treasury shares to  employee
   benefit plans and other stock plans                               724                                      3,368        4,092
Issuance of shares to employee benefit plans
   and other stock plans                                117          754                                                     871
Costs on sale of common stock through
   secondary offering                                                              (12)                                      (12)
Other comprehensive income                                                                         627                       627
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1998                         23,188      146,823        43,253           3,736      (12,962)     204,038
Net income                                                                      26,257                                    26,257
Stock dividends                                         621       10,994       (11,615)                                       --
Cash dividends - $0.656 per share                                              (12,930)                                  (12,930)
Payment in lieu of fractional shares for stock                                     (16)                                      (16)
Purchase of 388,711 treasury shares                                                                          (6,948)      (6,948)
Sale of 321,019 treasury shares to  employee
   benefit plans and other stock plans                              (830)                                     6,489        5,659
Issuance of shares to employee benefit plans
   and other stock plans                                153          705                                                     858
Other comprehensive loss                                                                       (25,446)                  (25,446)
Retirement of treasury shares of pooled Company         (47)      (1,709)                                     1,756           --
                                                  ----------  -----------    ----------     -----------  -----------   ---------
Balance at December 31, 1999                      $  23,915      155,983        44,949         (21,710)     (11,665)     191,472
                                                  ==========  ===========    ==========     ===========  ===========   =========


See accompanying notes to supplemental consolidated financial statements.

Note: Cash dividends per share represent the cash historical dividends per share of NBT Bancorp Inc.

                       NBT BANCORP INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   1999              1998               1997
                                                             ----------------- -----------------  -----------------
Operating activities:
   Net income                                                       $ 26,257            26,895             22,188
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                     5,440             6,149              4,820
         Depreciation of premises and equipment                        4,815             4,151              3,244
         Net accretion on securities                                  (1,211)           (1,330)              (192)
         Amortization of intangible assets                             1,317             1,314              1,544
         Deferred income tax benefit                                    (380)           (1,015)              (499)
         Proceeds from sale of loans held for sale                    41,899            46,462             36,743
         Originations and purchases of loans held for sale           (40,471)          (47,494)           (35,542)
         Net gains on sales of loans                                    (342)           (1,013)              (462)
         Net gains on sales of securities                             (1,804)           (1,567)               (34)
         Net (gain) loss on sales of other real estate                  (291)              145               (102)
         Writedowns on other real estate owned                           220                25                213
         Loss (gain)  on sales of premises and equipment                  66               (23)                (5)
         Net decrease (increase) in other assets                       2,727            (4,151)              1,553
         Net decrease in other liabilities                              (866)           (1,185)             (4,300)
                                                             ----------------- -----------------  -----------------
                 Net cash provided by operating activities            37,376            27,363              29,169
                                                             ----------------- -----------------  -----------------

Investing activities:
   Securities available for sale:
      Proceeds from maturities and principal paydowns                 92,771             116,948             99,327
      Proceeds from sales and calls                                  110,073             184,669            230,802
      Purchases Securities held to maturity:                        (253,113)           (234,275)          (385,392)
      Proceeds from maturities, calls, and principal paydowns         35,535              71,250             34,599
      Purchases                                                      (39,461)           (133,053)           (95,306)
   Net increase in loans                                            (196,595)           (121,898)          (127,337)
   Purchase of FHLB stock                                               (744)             (6,415)            (5,772)
   Purchases of premises and equipment, net                           (7,335)            (11,027)            (9,725)
   Proceeds from sales of premises and equipment                          29                  66                 35
   Proceeds from sales of other real estate owned                      3,527               2,747              2,965
                                                             ----------------- -----------------  -----------------
                 Net cash used in investing activities              (255,313)           (130,988)          (255,804)
                                                             ----------------- -----------------  -----------------

Financing activities:
   Net increase in deposits                                          112,784              76,031            122,815
   Net increase (decrease) in short-term borrowings                   42,395             (37,205)            48,533
   Proceeds from issuance of long-term debt                           75,000             120,658             69,969
   Repayments of long-term debt                                       (6,998)            (21,542)           (25,610)
   Proceeds from sale of treasury shares to employee
      benefit plans and other stock plans                              5,659               4,092              3,919
   Purchase of treasury stock                                         (6,948)             (9,127)            (2,568)
   Net proceeds from issuance of common stock
   Cash dividends and payment for fractional shares                  (12,946)            (11,864)            (9,001)
                                                             ----------------- -----------------  -----------------
                 Net cash provided by financing activities           209,804             121,914            223,319
                                                             ----------------- -----------------  -----------------

Net (decrease) increase in cash and cash equivalents                  (8,133)             18,289             (3,316)

Cash and cash equivalents at beginning of year                        87,762              69,473             72,789
                                                             ----------------- -----------------  -----------------

Cash and cash equivalents at end of year                   $          79,629              87,762             69,473
                                                             ================= =================  =================

Supplemental disclosure of cash flow information:

  Cash paid during the year for:

      Interest                                             $          73,641              74,968             67,622
      Income taxes                                                    14,486               9,381              8,549
                                                             ================= =================  =================

   Noncash investing activities:
      Transfer of held to maturity securities to securities
         available for sale                                $          71,137                  -                  -
      Transfer of loans to other real estate owned         $           1,923              3,790              2,315
                                                             ================= =================  =================

See accompanying notes to supplemental consolidated financial statements.

                        NBT BANCORP INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                  1999              1998               1997
                                                            ----------------- ------------------ ------------------
Net income                                               $        26,257             26,895             22,188
                                                            ----------------- ------------------ ------------------

Other comprehensive (loss) income, net of tax:
   Unrealized net holding (losses) gains arising
      during the year (pre-tax amounts of ($39,278);
      $2,174 and $8,225)                                         (24,359)             1,571              5,077
   Less:  Reclassification adjustment  for net (gains)
      losses included in net income (pre-tax amounts
      of $1,804; $1,567; $34)                                     (1,087)              (944)               (20)
                                                            ----------------- ------------------ ------------------

         Total other comprehensive (loss) income                 (25,446)               627              5,057
                                                            ----------------- ------------------ ------------------

Comprehensive income                                     $           811             27,522             27,245
                                                            ================= ================== ==================


See accompanying notes to supplemental consolidated financial statements

                       NBT BANCORP INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       NBT Bancorp Inc.  ("Bancorp") and its  subsidiaries,  NBT Bank, N.A. (NBT
       Bank), LA Bank, N.A. (LA Bank), and Pioneer American Bank, N.A.  (Pioneer
       Bank) follow generally accepted accounting principles ("GAAP") and reporting practices applicable to the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The following is a description of significant policies and practices:

       MERGERS

       On July 1, 2000, Pioneer American Holding Company Corp. (Pioneer Holding Company) and its wholly-owned subsidiary were merged with and into Bancorp. On February 17, 2000, Lake Ariel Bancorp, Inc. (Lake Ariel) and its wholly-owned subsidiaries were merged with and into Bancorp. The mergers were accounted for as pooling-of-interests and, accordingly, these supplemental consolidated financial statements have been restated to present the combined consolidated financial condition and results of operations of all companies as if the mergers had been in effect for all years presented. Further details pertaining to the mergers are described below.

       CONSOLIDATION

       The consolidated financial statements include the accounts of Bancorp and its wholly-owned subsidiaries, collectively referred to herein as the Company. All significant intercompany transactions have been eliminated in consolidation. amounts previously reported in the consolidated financial statements are reclassified when ever necessary to conform with the current year's presentation. In the "Parent Company Financial Information," the investment in subsidiary bank is carried under the equity method of accounting.

       BUSINESS

       The Company provides loan and deposit services to its customers throughout upstate New York and northeastern Pennsylvania. The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory agencies.

       SEGMENT REPORTING

       The Company's operations are solely in the financial services industry and include the provision of traditional banking services. The Company operates solely in the geographical region of upstate New York and northeastern Pennsylvania. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

       TRUST

       Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Trust income is recognized on the accrual method based on contractual rates applied to the balances of trust accounts.

       CASH EQUIVALENTS

       The Company considers amounts due from correspondent banks, cash items in process of collection and institutional money market mutual funds to be cash equivalents.

       SECURITIES

       The Company classifies its debt securities at date of purchase as either available for sale or held to maturity. The Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

       Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in stockholders' equity as accumulated other comprehensive income or loss, net of income taxes. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

       Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividends and interest income are recognized when earned. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

       LOANS

       Loans are recorded at their current unpaid principal balance, net of unearned income. Interest income on loans is primarily accrued based on the principal amount outstanding.

       Loans are placed on nonaccrual status when timely collection of principal and interest in accordance with contractual terms is doubtful. Loans are transferred to a nonaccrual basis generally when principal or interest payments become ninety days delinquent, unless the loan is well secured and in the process of collection, or sooner when management concludes circumstances indicate that borrowers may be unable to meet contractual principal or interest payments. Accrual of interest is discontinued if the loan is placed on nonaccrual status. When a loan is transferred to a nonaccrual status, any unpaid accrued interest is reversed and charged against income. When in the opinion of management the collection of principal appears unlikely, the loan balance is charged-off in total or in part.

       If ultimate repayment of a non-accrual loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of principal is not expected or management judges it to be prudent, any payment received on a non-accrual loan is applied to principal until ultimate repayment becomes expected. Nonaccrual loans are returned to accrual status when management determines that the financial condition of the borrower has improved significantly to the extent that there has been a sustained period of repayment performance and the collectibility of both principal and interest appears assured.

       Management, considering current information and events regarding the borrowers' ability to repay the obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent.

       ALLOWANCE FOR LOAN LOSSES

       The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb probable losses inherent in the loan portfolio. The allowance is determined by reference to the market area the Company serves, local economic conditions, the growth and composition of the loan portfolio with respect to the mix between the various types of loans and their related risk characteristics, a review of the value of collateral supporting the loans, and comprehensive reviews of the loan portfolio by the Independent Loan Review staff and management. As a result of the test of adequacy, required additions to the allowance for loan losses are made periodically by charges to the provision for loan losses.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or changes in the values of properties securing loans in the process of foreclosure. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgements about information available to them at the time of their examination which may not be currently available to management.

       PREMISES AND EQUIPMENT

       Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is determined using the straight line method over the estimated useful lives of the respective assets. Expenditures for maintenance, repairs, and minor replacements are charged to expense as incurred.

       OTHER REAL ESTATE OWNED

       Other real estate owned ("OREO") consists of properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. These assets are recorded at the lower of fair value of the asset acquired less estimated costs to sell or "cost" (defined as the fair value at initial foreclosure). At the time of foreclosure, or when foreclosure occurs in-substance, the excess, if any of the loan over the fair market value of the assets received, less estimated selling costs, is charged to the allowance for loan losses and any subsequent valuation write-downs are charged to other expense. Operating costs associated with the properties are charged to expense as incurred. Gains on the sale of OREO are included in income when title has passed and the sale has met the minimum down payment requirements prescribed by GAAP.

       INTANGIBLE ASSETS

       Intangible assets consist of core deposit intangibles and goodwill. The core deposit intangibles are the excess of the purchase price over the fair value of the tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and allocated to deposits. The core deposit intangibles are being amortized on a straight-line basis in amounts sufficient to write-off those intangibles over their estimated useful lives. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Such assessments encompass a projection of future earnings from the deposit base as compared to the original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangibles indicates that they are impaired, a charge to income for the most recent period is recorded for the amount of the impairment. Goodwill is the excess of cost over the fair value of tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and not allocated to any specific asset or liability category. Goodwill is being amortized on a straight-line basis over periods up to 25 years from the acquisition date. The corporation also reviews goodwill on periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

       TREASURY STOCK

       Treasury stock acquisitions are recorded at cost. Subsequent sales of treasury stock are recorded on an average cost basis. Gains on the sale of treasury stock are credited to additional paid-in-capital. Losses on the sale of treasury stock are charged to additional paid-in-capital to the extent of previous gains, otherwise charged to retained earnings.

       INCOME TAXES

       Income taxes are accounted for under the asset and liability method. The Company files a consolidated tax return on the accrual basis. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

(2)    MERGER AND ACQUISITION ACTIVITY

       On February 17, 2000, the shareholders of Bancorp and Lake Ariel approved a merger, whereby Lake Ariel and its subsidiaries were merged with and into Bancorp with each issued and outstanding share of Lake Ariel exchanged for 0.9961 shares of Bancorp common stock. The transaction resulted in the issuance of approximately 5.0 million shares of Bancorp common stock and was consummated on February 17, 2000. Concurrent with the announcement of the merger with Lake Ariel, Bancorp reduced its previously announced stock repurchase plan from 600,000 shares to 200,000 leaving 76,500 shares remaining for repurchase under the reduced plan at December 31, 1999.

       On June 20, 2000, the shareholders of Bancorp and Pioneer Holding Company approved a merger, whereby Pioneer Holding Company and its subsidiary were merged with and into Bancorp with each issued and outstanding share of Pioneer Holding Company exchanged for 1.805 shares of Bancorp common stock. The transaction resulted in the issuance of approximately 5.2 million shares of Bancorp common stock. The Pioneer Holding Company merger was consummated on July 1, 2000.

       LA Bank and Pioneer Bank are commercial banks headquartered in northeast Pennsylvania with approximately $570 million and $420 million, respectively, in assets at December 31, 1999, and twenty-two and eighteen branch offices, respectively, in five counties. Pioneer Bank will ultimately be merged with LA Bank to form the largest community bank headquartered in northeast Pennsylvania.

       The Lake Ariel and Pioneer Holding Company mergers qualified as tax-free exchanges and are being accounted for as poolings-of-interests.

       The following table presents net interest income, net income, and earnings per share reported by Lake Ariel, Pioneer Holding Company, Bancorp without Lake Ariel or Pioneer Holding Company (NBT) and Bancorp on a combined basis.

                                                                      DECEMBER 31,
                                           ----------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
         Net interest income:
             NBT                         $           60,582                   57,403                 53,659
             Lake Ariel                              14,225                   12,480                 11,125
             Pioneer Holding Company                 14,491                   13,983                 13,662
                                           --------------------   ---------------------   -----------------
                Combined                 $           89,298                   83,866                 78,446
                                           ====================   =====================   =================

         Net income:
             NBT                         $           18,370                   19,102                 14,749
             Lake Ariel                               3,805                    3,771                  3,431
             Pioneer Holding Company                  4,082                    4,022                  4,008
                                           --------------------   ---------------------   -----------------
                Combined                 $           26,257                   26,895                 22,188
                                           ====================   =====================   =================

         Basic earnings per share:
             NBT                         $             1.41                    1.45                    1.12
             Lake Ariel                                0.79                    0.79                    0.88
             Pioneer Holding Company                   1.41                    1.39                    1.41

                Combined                               1.14                    1.16                    1.00

         Diluted earnings per share:
             NBT                                       1.40                    1.42                    1.11
             Lake Ariel                                0.77                    0.77                    0.84
             Pioneer Holding Company                   1.39                    1.36                    1.36

                Combined                               1.12                    1.14                    0.98

       On March 28, 2000, NBT Bancorp Inc. and M. Griffith, Inc. jointly announced that a definitive agreement had been signed for NBT Bancorp Inc. to acquire all of the stock of M. Griffith, Inc., a Utica, New York based securities firm offering investment, financial advisory and asset-management services, primarily in the Mohawk Valley region. M. Griffith, Inc., a full-service broker/dealer and a Registered Investment Advisor, will become a wholly-owned subsidiary of NBT Financial Services, Inc. NBT Financial Services, Inc. was created in September of 1999 to concentrate on expanding NBT Bancorp Inc.'s menu of financial services.

       On April 20, 2000, NBT Bancorp Inc. and BSB Bancorp, Inc., the parent company of BSB Bank and Trust Company, announced the signing of a definitive agreement to merge. The merger is subject to the approval of each company's shareholders and of banking regulators. The merger is expected to close in the fourth quarter of 2000 and is intended to be accounted for as a pooling-of-interests and qualify as a tax-free exchange for BSB Bancorp, Inc. shareholders. Shareholders of BSB Bancorp, Inc. will receive a fixed ratio of 2.0 shares of NBT Bancorp Inc. common stock for each share exchanged.

       BSB Bank and Trust Company is a full service commercial bank with total assets of approximately $2.2 billion at March 31, 2000 and twenty-two branches in six counties in central New York and the Southern Tier. As a result of the merger, NBT Bank, N.A. and BSB Bank and Trust Company will be combined to create one of the largest independent community banks in upstate New York. This strategic alliance will create a bank holding company with assets of $4.7 billion and proforma market capitalization of approximately $539 million. The holding company will adopt a new name before the merger occurs. The combined company will have three direct operating subsidiaries including two community banks and a financial services company.

(3)    EARNINGS PER SHARE

       Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All share and per share data has been adjusted retroactively for stock dividends and splits.

       The following is a reconciliation of basic and diluted earnings per share for the years presented in the consolidated statements of income:

                                                               YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   ------------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
         Basic EPS:
             Weighted average
                common shares
                outstanding                          23,089                   23,199                 22,239
             Net income available to
                common shareholders       $          26,257                   26,895                 22,188
                                           --------------------   ---------------------   -----------------

                   Basic EPS             $            1.14                     1.16                    1.00
                                           ====================   =====================   =================

         Diluted EPS:
             Weighted average
                common shares
                outstanding                          23,089                   23,199                 22,239
             Dilutive common
                stock options                           293                      492                    459
                                           --------------------   ---------------------   -----------------
             Weighted average
                common shares
                and potential
                common stock                         23,382                   23,691                 22,698
                                           ====================   =====================   =================

             Net income available
                to common
                stockholder              $           26,257                   26,895                 22,188
                                           ====================   =====================   =================

         Diluted EPS                     $             1.12                     1.14                   0.98
                                           ====================   =====================   =================


(4)    FEDERAL RESERVE BOARD REQUIREMENT

       The Company is required to maintain a reserve balance with the Federal Reserve Bank. The required average total reserve for the 14 day maintenance period ending December 29, 1999, was $24.4 million.

(5)    SECURITIES

       The amortized cost, estimated fair value and unrealized gains and losses of securities available for sale are as follows:

                                            AMORTIZED           UNREALIZED          UNREALIZED              FAIR
                                              COST                 GAINS              LOSSES                VALUE
                                       -----------------    -----------------    -----------------   ---------------
                                                                       (IN THOUSANDS)
       December 31, 1999:
          U.S. Treasury              $         10,400                   --                1,865                8,535
          Federal Agency                      125,959                   --                9,693              116,266
          State & municipal                    41,623                   20                3,141               38,502
          Mortgage-backed                     408,083                    9               16,600              391,492
          Collateralized mortgage
            obligations                        45,392                   10                3,568               41,834
          Other securities                     10,107                  362                  371               10,098
                                       -----------------    -----------------    -----------------   ---------------
                 Total               $        641,564                  401               35,238              606,727
                                       =================    =================    =================   ===============

       December 31, 1998:
          U.S. Treasury              $         10,406                   75                   --               10,481
          Federal agency                      139,108                1,173                  163              140,118
          State & municipal                    23,610                  590                   64               24,136
          Mortgage-backed                     334,619                4,919                  390              339,148
          Collateralized mortgage
           obligations                          6,908                   --                  186                6,722
          Other securities                      2,358                  303                   12                2,649
                                       -----------------    -----------------    -----------------   ---------------
                 Total               $        517,009                7,060                  815              523,254
                                       =================    =================    =================   ===============

       Gross realized gains and gross realized losses on the sale of securities available for sale were $1.64 million and $0.02 million, respectively, in 1999. Gross realized gains and gross realized losses on the sale of securities available for sale were $1.61 million and $0.04 million, respectively, in 1998. Gross realized gains and gross realized losses on the sale of securities available for sale were $1.08 million and $0.74 million, respectively, in 1997. During 1999, Lake Ariel adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging

       Activities." In connection with its adoption of SFAS No. 133, Lake Ariel transferred approximately $71.1 million of securities from its held to maturity portfolio to its available for sale portfolio. These securities were subsequently sold during 1999 at a realized gain of $0.18 million.

       At December 31, 1999 and 1998, securities available for sale with amortized costs totaling $479.3 million and $390.9 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

       The amortized cost, estimated fair value, and unrealized gains and losses of securities held to maturity are as follows:

                                            AMORTIZED           UNREALIZED          UNREALIZED              FAIR
                                              COST                 GAINS              LOSSES                VALUE
                                       -----------------    -----------------    -----------------   ---------------
                                                                       (IN THOUSANDS)
       December 31, 1999:
          Mortgage-backed            $         51,578                   --                3,010               48,568
          State & municipal                    61,730                  170                1,331               60,569
          Other securities                         10                   --                   --                   10
                                       -----------------    -----------------    -----------------   ---------------

                 Total               $        113,318                  170                4,341              109,147
                                       =================    =================    =================   ===============

       December 31, 1998:
          Mortgage-backed            $        122,921                  323                  373              122,871
          CMO's                                 1,933                   13                   --                1,946
          State & municipal                    55,799                1,119                    4               56,914
          Other securities                         10                   --                   --                   10
                                       -----------------    -----------------    -----------------   ---------------

                 Total               $        180,663                1,455                  377              181,741
                                       =================    =================    =================   ===============

       At December 31, 1999 and 1998, substantially all of the mortgage-backed securities held by the Company were issued or backed by Federal agencies.

       Remaining maturities of debt securities at December 31, 1999:

                             WITHIN             AFTER ONE YEAR           AFTER FIVE YEARS
                            ONE YEAR         BUT WITHIN FIVE YEARS     BUT WITHIN TEN YEARS     AFTER TEN YEARS     TOTAL PORTFOLIO
                       -------------------   ----------------------   -----------------------  -----------------   -----------------
                        AMOUNT      YIELD      AMOUNT       YIELD        AMOUNT      YIELD      AMOUNT    YIELD     AMOUNT    YIELD
                       --------   --------    --------    --------      --------    --------   --------  --------  --------- -------
                                                                           (IN THOUSANDS)
Securities available
  for sale:
  U.S. Treasury        $      -        - %    $      -         - %      $      -         - %    $ 10,400   5.23%   $ 10,400    5.23%
  Federal agency and
    collateralized
    mortgage
    obligations           2,000     5.10        28,085       5.61         41,465       6.56       99,801   7.03     171,351    6.66
  State &
    municipal                 -        -         4,543       7.68         13,163       7.88       23,917   6.90      41,623    7.29
  Mortgage-
    backed               11,955     6.85        51,394       6.92         85,456       6.86      259,278   6.92     408,083    6.91
                       --------   --------    --------    --------      --------    --------    --------  -------  --------- -------

    Amortized
       cost            $ 13,955     6.60%     $ 84,022       6.53%      $140,084      6.86%     $393,396   6.86%   $631,457    6.81%
                       ========   ========    ========    ========      ========    ========    ========  =======  ========= =======

  Fair value           $ 13,387               $ 81,077                  $134,108                $368,048           $596,620
                       ========               ========                  ========                ========           =========

Securities held to
  maturity:
     Mortgage-
       backed          $  1,368     6.08%     $  5,471       6.08%      $  6,838      6.08%     $ 37,901   6.76%   $ 51,578    6.08%


     State &
       municipal         24,461     6.07         8,422       7.73         10,388      7.71        18,459   7.28      61,730    6.94
                       --------   --------    --------    --------      --------    --------    --------  -------  --------- -------

       Amortized
         cost          $ 25,829     6.07%     $ 13,893       7.08%      $ 17,226      6.49%     $ 56,360   6.93%   $113,308    6.46%
                       ========   ========    ========    ========      ========    ========    ========  =======  ========= =======

     Fair value        $ 25,715                 13,444                    16,694                  53,284            109,137
                       ========               ========                  ========                ========           =========

       In the above tables, the maturity distribution and weighted average taxable equivalent yield of securities at December 31, 1999, yield on amortized cost have been calculated based on effective yields weighted for the scheduled maturity of each security using the marginal federal tax rate of 35%. Maturities of mortgage-backed and collateralized mortgage obligations securities are stated based on their estimated average life.

       Actual maturities may differ from contractual maturities because, in certain cases, borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(6)    LOANS AND ALLOWANCE FOR LOAN LOSSES

       A summary of loans by category is as follows:

                                                                                  DECEMBER 31,
                                                                     --------------------------------------
                                                                           1999                   1998
                                                                     -----------------      ---------------
                                                                                 (IN THOUSANDS)
           Real estate mortgages                                  $         381,961                371,133
           Commercial real estate mortgages                                 347,191                305,564
           Real estate construction and development                          23,188                 14,983
           Commercial and agricultural                                      331,535                252,508
           Consumer                                                         268,703                237,234
           Home equity                                                      114,289                 95,819
                                                                     -----------------    ----------------

                  Total loans                                      $      1,466,867              1,277,241
                                                                     =================    ================

       The Company's concentrations of credit risk are reflected in the balance sheet. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans generally follow the loan classifications. Approximately 33% and 26% of the Company's loans are secured by real estate located in central and northern New York and northeastern Pennsylvania, respectively. Accordingly, the ultimate collectibility of a substantial portion of the Company's portfolio is susceptible to changes in market conditions of those areas. Management is not aware of any material concentrations of credit to any industry or individual borrowers.

       FHLB advances are collateralized by a blanket lien on the Company's residential real estate mortgages.

       Changes in the allowance for loan losses for the three years ended December 31, 1999, are summarized as follows:

                                                   1999                   1998                    1997
                                           --------------------   ---------------------   ------------------
                                                                     (IN THOUSANDS)
         Balance at January 1,           $           18,231                   16,450                 15,053
         Provision                                    5,440                    6,149                  4,820
         Recoveries                                   1,064                    1,036                  1,047

         Loans charged off                           (5,024)                  (5,404)                (4,470)
                                           --------------------   ---------------------   ------------------

         Balance at December 31,         $           19,711                   18,231                 16,450
                                           ====================   =====================   ==================


       The effect of nonaccrual loans on interest income for the years ended December 31, 1999, 1998, and 1997 was not material. The Company is not committed to advance additional funds to these borrowers. Nonaccrual loans were $7.6 million and $7.7 million at December 31, 1999 and 1998, respectively. Restructured loans were $2.5 million and $4.4 million at December 31, 1999 and 1998, respectively.

       At December 31, 1999, the recorded investment in impaired loans was $6.3 million. Included in this amount is $1.7 million of impaired loans for which the specifically allocated allowance for loan loss is $0.7 million. In addition, included in impaired loans is $4.6 million of impaired loans that, as a result of the adequacy of collateral values and cash flow analysis do not have a specific allocation. At December 31, 1998, the recorded investment in impaired loans was $6.0 million, of which $2.8 million had a specific allowance allocation of $0.8 million and $3.2 million for which there was no specific allocation. The average recorded investment in impaired loans was $5.8 million, $7.9 million and $5.4 million in 1999, 1998 and 1997, respectively. During 1999, 1998 and 1997 the Company recognized $0.2 million, $0.2 million and $0.1 million, respectively, of interest income on impaired loans on the cash basis.

       RELATED PARTY TRANSACTIONS

       In the ordinary course of business, the Company has made loans at prevailing rates and terms to directors, officers, and other related parties. Such loans, in management's opinion, did not present more than the normal risk of collectibility or incorporate other unfavorable features. The aggregate amount of loans outstanding to qualifying related parties and changes during the years are summarized as follows:

                                                                           1999                   1998
                                                                     -----------------      ----------------
                                                                                  (IN THOUSANDS)
           Balance at January 1,                                   $          7,351                  6,648
           New loans                                                          6,950                  4,430

           Repayments                                                        (1,654)                (3,727)
                                                                     -----------------    -----------------

           Balance at December 31,                                 $         12,647                  7,351
                                                                     =================    ==================

(7)    PREMISES AND EQUIPMENT, NET

       A summary of premises and equipment follows:

                                                                                   DECEMBER 31,
                                                                     -------------------------------------
                                                                           1999                   1998
                                                                     -----------------    ----------------
                                                                                  (IN THOUSANDS)
           Buildings and improvements                              $         46,655                 44,293
           Equipment                                                         40,135                 36,841

           Construction in progress                                           1,399                    306
                                                                     -----------------    ----------------

                                                                             88,189                 81,440
           Accumulated depreciation                                          41,092                 36,768
                                                                     -----------------    ----------------

                     Total premises and equipment                  $         47,097                 44,672
                                                                     =================    ================

       Rental expense included in occupancy expense amounted to $1.3 million in 1999, $1.3 million in 1998, and $1.0 million in 1997. The future minimum rental commitments as of December 31, 1999, for noncancellable operating leases were as follows: 2000, $1.3 million; 2001, $1.2 million; 2002, $1.0 million; 2003, $0.5 million; and 2004 and beyond $1.2 million.

(8)    DEPOSITS

       The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1999:

                                                                                         (IN THOUSANDS)
                      Within one year                                                  $      739,199
                      After one but within two years                                          109,993
                      After two but within three years                                         30,482
                      After three but within four years                                        14,088
                      After four but within five years                                          9,994
                      After five years                                                            106
                                                                                         ------------

                                Total                                                  $      903,862
                                                                                         ============

       Time deposits of $100,000 or more aggregated $383.4 million and $366.6 million at year end 1999 and 1998, respectively.

(9)    SHORT-TERM BORROWINGS

       Short-term borrowings consist of federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions, and other short-term borrowings, primarily Federal Home Loan Bank (FHLB) advances, with original maturities of one year or less. The Company has unused lines of credit available for short-term financing of $326 million at December 31, 1999. Securities collateralizing repurchase agreements are held in safekeeping by a
       non-affiliated   financial  institutions  and  are  under  the  Company's
       control.

       Information related to short-term borrowings is summarized as follows:

                                                   1999                   1998                    1997
                                           --------------------   ---------------------   -------------------
                                                                 (DOLLARS IN THOUSANDS)
         FEDERAL FUNDS PURCHASED:
             Balance at year-end         $           58,130                   28,000                 27,350
             Average during the year                 45,628                   36,773                 31,504
             Maximum month end
                balance                              88,140                   72,300                 60,450
             Weighted average rate
                during the year                       5.23%                     5.57%                  5.68%
             Weighted average rate at
                December 31                           5.46%                     4.55%                  6.20%
         SECURITIES SOLD UNDER
             REPURCHASE AGREEMENTS:
                Balance at year-end      $           39,187                   41,671                 59,921
                Average during the
                   year                              38,267                   35,185                 51,686
                Maximum month end
                   balance                           52,736                   45,368                 95,803
                Weighted average rate
                   during the year                    4.09%                     4.04%                  5.04%
                Weighted average rate
                   at December 31                     4.43%                    3.66%                   5.03%
         OTHER SHORT-TERM
             BORROWINGS:
                Balance at year-end      $           44,950                   30,201                 49,806
                Average during the
                   year                              37,591                   44,908                 38,331
                Maximum month end
                   balance                           74,950                   50,165                 49,806
                Weighted average rate
                   during the year                    5.40%                     5.96%                  6.02%
                Weighted average rate
                   at December 31                     5.45%                     5.62%                  5.82%

(10)   LONG-TERM DEBT

       Long-term debt consists of obligations having an original maturity at issuance of more than one year. A summary as of December 31, 1999 is as follows:

                                  MATURITY DATE             INTEREST RATE              AMOUNT
                                  -------------             -------------              ------
                                                        (DOLLARS IN THOUSANDS)
         FHLB advance                  2000                    6.45-prime            $  9,225
         FHLB advance                  2001                    6.45-6.49               11,616
         FHLB advance                  2002                    5.99-6.44               30,117
         FHLB advance                  2003                    5.74-5.86               50,000
         FHLB advance                  2005                    4.40-6.41               40,000
         FHLB advance                  2008                    5.06-7.20               35,157
         Note payable                  2008                    6.50-6.70                  855
         FHLB advance                  2009                    4.97-5.50               75,000
                                                                                       ------

                Total                                                                $251,970
                                                                                     ========

       FHLB advances are collateralized by the FHLB stock owned by the Company, certain of its mortgage-backed securities and a blanket lien on its residential real estate mortgage loans.

(11)   INCOME TAXES

       Total income taxes were allocated as follows:

                                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   -------------------
                                                                     (IN THOUSANDS)
         Income tax expense on
             operations                  $           13,971                    7,149                 10,906
         Stockholders' equity,
             capital surplus, for
             stock option exercised                    (296)                    (117)                  (329)
         Stockholders' equity, for
             accumulated
             comprehensive (loss)
             income                                 (15,636)                     490                  3,290
                                           --------------------   ---------------------   --------------------

                   Total tax expense
                        (benefit)        $           (1,961)                   7,522                 13,867
                                           ====================   =====================   ====================

       The  significant   components  of  income  tax  expense  attributable  to
       operations are:

                                                              YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   --------------------
                                                                     (IN THOUSANDS)
         Current:
             Federal                     $           11,760                    6,819                  9,966
             State                                    2,591                    1,345                  1,439
                                           --------------------   ---------------------   --------------------

                                                     14,351                    8,164                 11,405
         Deferred:
             Federal                                   (521)                    (786)                  (394)
             State                                      141                     (229)                  (105)
                                           --------------------   ---------------------   --------------------

                                                       (380)                  (1,015)                  (499)
                                           --------------------   ---------------------   --------------------

                   Total income tax
                        expense          $           13,971                    7,149                 10,906
                                           ====================   =====================   ====================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                                  DECEMBER 31,
                                                                     ---------------------------------------
                                                                           1999                   1998
                                                                     -----------------      ----------------
                                                                                 (IN THOUSANDS)
           Deferred tax assets:
               Allowance for loan losses                           $          6,849                  6,396
               Net unrealized loss on securities available
                  for sale                                                   13,128                     --
               Deferred compensation                                          1,040                    923
               Postretirement benefit obligation                              1,068                    993
               Other                                                            861                    946
                                                                     -----------------    ----------------

                     Total gross deferred tax assets                         22,946                  9,258
                                                                     -----------------    ----------------

           Deferred tax liabilities:
               Prepaid pension obligation                                       389                    396
               Premises and equipment, primarily due
                  to accelerated depreciation                                 1,290                  1,274
               Net unrealized gain on securities available
                  for sale                                                       --                  2,508
               Securities discount accretion                                    480                    470
               Equipment leasing                                                567                    399
               Other                                                             18                     25
                                                                     -----------------    ----------------

                     Total gross deferred tax liabilities                     2,744                  5,072
                                                                     -----------------    ----------------

                     Net deferred tax assets                       $         20,202                  4,186
                                                                     =================    ================


       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the available carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Based on available evidence, gross deferred tax assets will ultimately be realized and a valuation allowance was not deemed necessary at December 31, 1999 and 1998. The following is a reconciliation of the provision for income taxes to the amount computed by applying the applicable Federal statutory rate of 35% to income before taxes:

                                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   --------------------
                                                                     (IN THOUSANDS)
         Federal income tax at
             statutory rate              $           14,080                   11,915                 11,583
         Tax exempt income                           (1,816)                  (1,546)                (1,538)
         Non-deductible expenses                        443                      354                    220
         State taxes, net of federal
             tax benefit                              1,776                      725                    867
         Federal income tax
             benefit from corporate

             realignment                                 --                   (4,186)                    --
         Other, net                                    (512)                    (113)                  (226)
                                           --------------------   ---------------------   --------------------

         Income taxes                    $           13,971                    7,149                 10,906
                                           ====================   =====================   ====================



(12)   COMMITMENTS AND CONTINGENT LIABILITIES

       The Company is a party to certain financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit standards in making commitments and conditional obligations as it does for on balance sheet instruments. At December 31, 1999 off balance sheet commitments to extend credit for primarily variable rate loans amounted to $214.3 million. The amount of standby letters of credit at December 31, 1999, amounted to $.9 million. At December 31, 1998, off balance sheet commitments to extend credit for primarily variable rate loans amounted to $196.5 million. The amount of standby letters of credit at December 31, 1998, amounted to $4.4 million.

       At December 31, 1999 and 1998, the Company held no off balance sheet derivative financial instruments such as interest rate swaps, forward contracts, futures, options on financial futures, or interest rate floors, and was not subject to the market risk associated with such derivative financial instruments.

       In the normal course of business there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the consolidated financial condition or results of operation of the Company.

(13)   STOCKHOLDERS' EQUITY

       The Company currently is authorized to issue 2.5 million shares of preferred stock, no par value, $1.00 stated value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications, and restrictions for each series of preferred stock issued.

       In November 1994, the Company adopted a Stockholder Rights Plan (Plan) designed to ensure that any potential acquiror of the Company negotiate with the Board of Directors and that all Company stockholders are treated equitably in the event of a takeover attempt. At that time, the Company paid a dividend of one Preferred Share Purchase Right (Right) for each outstanding share of common stock of the Company. Similar rights are attached to each share of the Company's common stock issued after November 15, 1994, subject to adjustment. Under the Plan, the Rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding common stock, begins a tender or exchange offer for 25 percent or more of the Company's outstanding common stock, or an adverse person, as declared by the Board of Directors, acquires 10 percent or more of the Company's outstanding common stock. Additionally, until the occurrence of such an event, the Rights are not severable from the Company's common stock and, therefore, the Rights will be transferred upon the transfer of shares of the Company's common stock. Upon the occurrence of such events, each Right entitles the holder to purchase one one-hundredth of a share of Series R Preferred Stock, no par value, and $1.00 stated value per share of the Company at a price of $100.

       The Plan also provides that upon the occurrence of certain specified events, the holders of Rights will be entitled to acquire additional equity interests, in the Company or in the acquiring entity, such interests having a market value of two times the Right's exercise price of $100. The Rights, which expire November 14, 2004, are redeemable in whole, but not in part, at the Company's option prior to the time they are exercisable, for a price of $0.01 per Right.

       The Company has a Dividend Reinvestment Plan for stockholders. There were 772,869 shares of common stock reserved for future issuance under the plan at December 31, 1999 (the number of shares available has been adjusted for stock dividends and splits).

       Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Company in the form of cash dividends. The approval of the Comptroller of the Currency is required to pay dividends in excess of a subsidiary bank's earnings retained in the current year plus retained net profits for the preceding two years (as defined in the regulations) or when a Bank fails to meet certain minimum regulatory capital standards. At December 31, 1999, the subsidiary banks have the ability to pay $29.7 million in dividends to Bancorp without obtaining prior regulatory approval. Under the State of Delaware Business Corporation Law, the Company may declare and pay dividends either out of accumulated net retained earnings or capital surplus.

(14)   REGULATORY CAPITAL REQUIREMENTS

       Bancorp and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies.
       Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the subsidiary banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 Capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 1999, the Company and the subsidiary banks meet all capital adequacy requirements to which they were subject.

       Under their prompt corrective action regulations, regulatory authorities are required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. As of December 31, 1999 and 1998, the most recent notification from the respective banks' regulators categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 capital to average asset ratios as set forth in the table. There are no conditions or events since that notification that management believes have changes the subsidiary banks' categories.

       The Company and the subsidiary banks' actual capital amounts and ratios are presented as follows:

                                                                                                          REGULATORY
                                                                                                      RATIO REQUIREMENTS
                                                                                                ------------------------------
                                                                                                                      FOR
                                                                         ACTUAL                   MINIMUM       CLASSIFICATION
                                                                  ---------------------           CAPITAL           AS WELL
         (DOLLARS IN THOUSANDS)                                   AMOUNT          RATIO          ADEQUACY         CAPITALIZED
                                                                  ------          -----          --------         -----------
        As of December 31, 1999:
           Total capital (to risk weighted assets):
              Company combined                               $    220,967         14.95%            8.00%
              NBT Bank                                            132,427         14.59%            8.00%            10.00%
              LA Bank                                              40,896         13.03%            8.00%            10.00%
              Pioneer Bank                                         37,279         15.76%            8.00%            10.00%

           Tier I Capital (to risk weighted assets):

              Company combined                                    203,722         13.78%            4.00%
              NBT Bank                                            121,047         13.33%            4.00%             6.00%
              LA Bank                                              38,215         12.17%            4.00%             6.00%
              Pioneer Bank                                         34,321         14.51%            4.00%             6.00%

           Tier I Capital (to average assets):

              Company combined                                    203,722          8.63%            3.00%
              NBT Bank                                            121,047          8.84%            3.00%             5.00%
              LA Bank                                              38,215          6.85%            3.00%             5.00%
              Pioneer Bank                                         34,321          8.07%            4.00%             5.00%

        As of December 31, 1998:
           Total capital (to risk weighted assets):
              Company combined                               $    204,810         15.87%            8.00%
              NBT Bank                                            124,646         15.36%            8.00%            10.00%
              LA Bank                                              37,855         14.96%            8.00%            10.00%
              Pioneer Bank                                         36,359         16.22%            8.00%            10.00%

           Tier I Capital (to risk weighted assets):
              Company combined                                    189,531         14.68%            4.00%
              NBT Bank                                            114,469         14.11%            4.00%             6.00%
              LA Bank                                              35,587         14.07%            4.00%             6.00%
              Pioneer Bank                                         33,555         14.97%            4.00%             6.00%

           Tier I Capital (to average assets):
              Company combined                                    189,531          8.81%            3.00%
              NBT Bank                                            114,469          8.96%            3.00%             5.00%
              LA Bank                                              35,587          7.72%            3.00%             5.00%
              Pioneer Bank                                         33,555          8.25%            4.00%             5.00%

(15)   EMPLOYEE BENEFIT PLANS

       POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

       Benefits are accrued over the employees' active service period. The Company provides certain health care benefits for retired employees. Lake Ariel and Pioneer Holding Company did not provide health care benefits for retired employees. Lake Ariel and Pioneer Holding Company employees begin to participate in this plan and to accrue benefits under this plan as of February 17, 2000 and July 1, 2000, respectively. As such, Lake Ariel and Pioneer Holding Company employees are not included in this plan as of December 31, 1999. The health care plan is contributory for participating retirees and also requires them to absorb deductibles and coinsurance with contributions adjusted annually to reflect cost sharing provisions and benefit limitations. employees become eligible for these benefits if they reach normal retirement age while working for the Company or its subsidiaries. The Company funds the cost of postretirement health care as benefits are paid. The Company elected to recognize the transition obligation on a delayed basis over twenty years.

       The net postretirement health benefits expense and funded status are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   --------------------
                                                                     (IN THOUSANDS)
         Components of net periodic benefit cost:

                Service cost               $            235                      205                    182
                Interest cost                           278                      261                    255
                Amortization of
                   transition obligation                 85                       85                     85
                Amortization of gains
                   and losses                            24                       25                     28
                                           --------------------   ---------------------   --------------------

                   Net periodic
                        postretirement
                        benefit cost       $            622                      576                    550
                                           ====================   =====================   ====================

         Change in benefit obligation:
             Benefit obligation at
                beginning of the year                 4,350                    4,158
             Service cost                               235                      205
             Interest cost                              278                      261
             Plan participants'
                contribution                            106                       95
             Actuarial gain                            (932)                    (172)
             Benefits paid                             (222)                    (197)
                                           --------------------   ---------------------

                   Benefit obligation
                        at end of year   $            3,815                    4,350
                                           ====================   =====================

         Components of accrued benefit cost:

                Funded status            $           (3,815)                  (4,350)
                Unrecognized
                   transition obligation              1,103                    1,188
                Unrecognized actuarial
                   net loss                             152                    1,108
                                           --------------------   ---------------------

         Accrued benefit cost            $           (2,560)                  (2,054)
                                           ====================   =====================

         Weighted average discount
             rate                                     7.75%                     6.75%
                                           ====================   =====================


       The   Company   used  a  health  care  trend  rate  in   calculating   it
       postretirement benefit obligation of 7.0% to 8.0% for 1999, grading down uniformly to 5.5% for 2005 and thereafter.

       Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A one-percentage point change in the health care trend rates would have the following effects:

                                                                       1-PERCENTAGE           1-PERCENTAGE
                                                                           POINT                  POINT
                                                                         INCREASE               DECREASE
                                                                     -----------------    -------------------
                                                                                  (IN THOUSANDS)
           Effect on total of service and interest cost
               components                                          $            140                   (109)
                                                                     =================    ===================

           Effect on postretirement benefit obligation             $            843                   (681)
                                                                     =================    ===================

       EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLANS

       The Company maintains 401(k) and employee stock ownership plans (ESOP). The Company contributes an amount based on employees'contributions out of their annual salary. In addition, the Company may also make discretionary ESOP contributions based on the Company's profitability. Participation in the plans is contingent upon certain age and service requirements.

       NBT Bank recorded expenses associated with the plan of $1.1 million in 1999 and $1.0 million in 1998 and $0.7 million in 1997. Additionally, Lake Ariel maintained a profit-sharing plan and a 401(k) savings plan. Contributions to these plans were $0.2 million in 1999, $0.3 million in 1998 and $0.3 million in 1997. Pioneer Bank maintained an ESOP and a savings and investment plan. Contributions to this plan were $0.1 million in 1999, $0.1 million in 1998 and $0.2 million in 1997.

       PENSION PLAN

       The Company has a qualified, noncontributory pension plan covering substantially all employees of NBT Bancorp Inc. As of December 31, 1999, Lake Ariel and Pioneer employees are not included in this plan. Lake Ariel and Pioneer Holding Company did not provide pension benefits and, accordingly, their respective employees are not included in this plan at December 31, 1999. Lake Ariel and Pioneer Holding Company employees began to participate in this plan and to accrue benefits under this Plan as of February 17, 2000 and July 1, 2000, respectively. Benefits paid from the plan are based on age, years of service, compensation prior to retirement, social security benefits, and are determined in accordance with defined formulas. The Company's policy is to fund the pension plan in accordance with ERISA standards.

       The net periodic pension expense and the funded status of the plan are as follows:

                                                                          YEARS ENDED DECEMBER 31,

                                                                 1999               1998                 1997
                                                            ---------------   -----------------    ----------------
                                                                               (IN THOUSANDS)
   Components of net periodic benefit cost:
     Service cost                                         $          892                 701                 508
     Interest cost                                                 1,457               1,354               1,181
     Expected return on plan assets                               (1,935)             (1,705)             (1,406)
     Amortization of initial unrecognized asset                     (109)               (109)               (109)
     Amortization of prior service cost                              257                 257                 257
     Amortization of unrecognized net gain                            --                  --                 (36)
                                                            ---------------   -----------------    ----------------

         Net periodic pension cost                        $          562                 498                 395
                                                            ===============   =================    ================

   Change in benefit obligation:
     Benefit obligation at beginning of year                     (21,434)            (19,490)            (15,910)
     Service cost                                                   (892)               (701)               (508)
     Interest cost                                                (1,457)             (1,354)             (1,181)
     Actuarial gain (loss)                                         2,402              (1,119)             (3,098)
     Benefits paid                                                 1,236               1,230               1,207
                                                            ---------------   -----------------    ----------------

         Benefit obligation at end of year                $      (20,145)            (21,434)            (19,490)
                                                            ===============   =================    ================

   Change in plan assets:
     Fair value of plan assets at beginning of year               21,931              19,432              15,589
     Actual return on plan assets                                    745               3,671               3,266
     Employer contributions                                          550                  58               1,784
     Benefits paid                                                (1,236)             (1,230)             (1,207)
                                                            ---------------   -----------------    ----------------

         Fair value of plan assets at end of year         $       21,990              21,931              19,432
                                                            ===============   =================    ================

   Plan assets in excess (less than) of projected benefit
     obligation                                                    1,845                 497                 (58)
   Unrecognized portion of net asset at transition                (1,085)             (1,194)             (1,304)
   Unrecognized net actuarial loss                                (3,459)             (2,247)             (1,399)
   Unrecognized prior service cost                                 3,677               3,934               4,191
                                                            ---------------   -----------------    ----------------

         Prepaid benefit cost                             $          978                 990               1,430
                                                            ===============   =================    ================

   Weighted average assumptions as of December 31,
     Discount rate                                                  7.75%              6.75%                7.00%
     Expected long-term return on plan assets                       9.00%              9.00%                9.00%
     Rate of compensation increase                                  4.00%              4.00%                4.00%
                                                            ===============   =================    ================

       STOCK OPTION PLANS

       The Company has two stock option plans (Plans). Under the terms of the Plans, options are granted to key employees to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock on the date of the grant. Options granted terminate eight or ten years from the date of the grant.

       The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $5.47, $6.70 and $5.14, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 - expected dividend yield of 3.72%, expected volatility of 29.05%, risk-free interest rates between 4.63% and 6.16%, and expected life 7 years; 1998 - expected dividend yield of 2.75%, expected volatility of 21.86%, risk-free interest rates of 5.49% and 5.62%, and expected life 7 years; 1997 - expected dividend yield of 2.60%, expected volatility of 22.56%, risk-free interest rates of 6.52% and 6.58%, and an expected life of 7 years.

       The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                   1999                   1998                    1997
                                           --------------------   ---------------------   -------------------
         Net income:
             As reported                  $          26,257                 26,895                 22,188
             Pro forma                               25,519                 26,367                 21,843

         Basic earnings per share:
             As reported                               1.14                   1.16                   1.00
             Pro forma                                 1.11                   1.14                   0.98

         Diluted earnings per share:
             As reported                               1.12                   1.14                   0.98
             Pro forma                                 1.09                   1.11                   0.96

       Pro forma net income reflects only options granted after January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years (40% in the first year and 20% each in the second, third, and fourth years) and compensation of cost for options granted prior to January 1, 1995 is not considered.

       Because the Company's employee stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       The following is a summary of changes in options outstanding:

                                                                                                WEIGHTED
                                                                                               AVERAGE OF
                                                                                             EXERCISE PRICE
                                                                         NUMBER OF             OF OPTIONS
                                                                          OPTIONS              UNDER PLAN
                                                                     -----------------    -------------------
           Balance at December 31, 1996                                   1,241,147                     $7.81
                                                                     -----------------    -------------------

           Granted                                                          175,033                     11.67
           Exercised                                                       (375,686)                     8.50
           Lapsed                                                           (30,759)                    10.34
                                                                     -----------------    -------------------

           Balance at December 31, 1997                                   1,009,735                     $8.14
                                                                     -----------------    -------------------

           Granted                                                          191,255                     18.06
           Exercised                                                       (101,189)                     5.56
           Lapsed                                                            (3,336)                    11.37
                                                                     -----------------    -------------------

           Balance at December 31, 1998                                   1,096,465                     $8.74
                                                                     -----------------    -------------------

           Granted                                                          238,817                     20.47
           Exercised                                                       (167,310)                     7.24
           Lapsed                                                           (17,735)                    16.23
                                                                     -----------------    -------------------

           Balance at December 31, 1999                                   1,150,237                    $14.21
                                                                     =================    ===================

       The  following  table   summarizes   information   concerning   currently
       outstanding and exercisable options:

                                               OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                             ----------------------------------------------------   -----------------------------------
                                                   WEIGHTED
                                                    AVERAGE
                                                   REMAINING          WEIGHTED                            WEIGHTED
             RANGE OF                             CONTRACTUAL          AVERAGE                             AVERAGE
             EXERCISE             NUMBER             LIFE             EXERCISE           NUMBER           EXERCISE
              PRICES            OUTSTANDING       (IN YEARS)            PRICE          EXERCISABLE          PRICE
       -------------------   ------------------ ---------------   ---------------   ---------------    ---------------
       $4.43-$5.00                     30,911         2.68              $ 4.79            30,911                $ 4.79
       $5.01-$10.50                   544,363         5.42                8.04           516,066                  7.92
       $10.51-$16.00                  164,484         7.81               11.69           102,151                 11.72
       $16.01-$21.50                  410,479         8.64               19.37            81,534                 17.91
       -------------------   ------------------ ---------------   ---------------   ---------------    ---------------

       $4.43-$21.50                 1,150,237         6.71              $14.21           730,662                $ 9.44
       ===================   ================== ===============   ===============   ===============    ===============

(16)   PARENT COMPANY FINANCIAL INFORMATION

       CONDENSED BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                     --------------------------------------
                              ASSETS                                       1999                   1998
                                                                     -----------------      ---------------
                                                                                  (IN THOUSANDS)
           Cash and cash equivalents                               $          1,880                  2,469
           Securities available for sale                                      7,724                  3,572
           Investment in subsidiary banks                                   181,043                197,659
           Other assets                                                       1,472                  1,014
                                                                     -----------------    ----------------

                     Total assets                                  $        192,119                204,714
                                                                     =================    ================

               LIABILITIES AND STOCKHOLDERS' EQUITY

           Total liabilities                                                    647                    676
                                                                     -----------------    ----------------

           Stockholders' equity                                             191,472                204,038
                                                                     -----------------    ----------------

                     Total liabilities and stockholders'
                          equity                                   $        192,119                204,714
                                                                     =================    ================



CONDENSED STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   -----------------
                                                                     (IN THOUSANDS)
     Dividends from subsidiary
        banks                            $           18,515                   15,953                  9,438
     Interest and other dividend income                 353                      345                    322
     Net gain on sale of securities
        available for sale                            1,036                       16                      -
                                           --------------------   ---------------------   -----------------

     Operating expense                                1,009                      395                    349
                                           --------------------   ---------------------   -----------------

     Income before income tax expense
        and equity in
        undistributed income of
        subsidiary banks                             18,895                   15,919                  9,411

     Income tax expense                                 223                       61                     26
     Equity in undistributed
        income of subsidiary
        banks                                         7,585                   11,037                 12,803
                                           --------------------   ---------------------   -----------------

               Net income                $           26,257                   26,895                 22,188
                                           ====================   =====================   ====================

CONDENSED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------
                                                   1999                   1998                    1997
                                           --------------------   ---------------------   ------------------
                                                                     (IN THOUSANDS)
     Operating activities:
        Net income                       $           26,257                   26,895                 22,188
        Adjustments to reconcile net
           income to net cash provided
           by operating activities:
               Net gains on sale of
                  securities available
                  for sale                           (1,036)                     (16)                     -
               Undistributed net income
                  of subsidiary banks                (7,585)                 (11,037)               (12,803)
               Other, net                            (1,432)                    (548)               (12,680)
                                           --------------------   ---------------------   ------------------

                  Net cash provided by (used
                     in) operating activities        16,204                   15,294                 (3,295)
                                           --------------------   ---------------------   ------------------

     Investing activities:
        Securities available for sale:
           Proceeds                                   2,301                    3,416                      -
           Purchases                                 (5,717)                  (2,965)                (3,384)
                                           --------------------   ---------------------   ------------------

        Net cash(used in) provided by
               Investing activities                  (3,416)                     451                 (3,384)
                                           --------------------   ---------------------   ------------------

     Financing activities:
        Sale and issuance of treasury shares
          to employee benefit plans
          and other stock plans                       6,517                    4,963                19,181
        Purchase of treasury shares                  (6,948)                  (9,127)               (2,568)
        Cash dividends and payment
           for fractional shares                    (12,946)                 (11,864)               (9,001)
                                           --------------------   ---------------------   ------------------

                  Net cash (used in) provided by
                     financing activities           (13,377)                 (16,028)                 7,612
                                           --------------------   ---------------------   ------------------

                  Net (decrease) increase in
                     cash and cash
                     equivalents                       (589)                    (283)                   933

     Cash and cash equivalents at
        beginning of year                             2,469                    2,752                  1,819
                                           --------------------   ---------------------   ------------------

     Cash and cash equivalents at end of year     $   1,880                    2,469                  2,752
                                           ====================   =====================   ==================

(17)   FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

       SHORT TERM INSTRUMENTS

       For short-term instruments, such as cash and cash equivalents, accrued interest receivable, accrued interest payable and short term borrowings, carrying value approximates fair value.

       SECURITIES

       Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       LOANS

       For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality. The fair value of loans held for sale on an aggregate basis, are based on quoted market prices. Nonperforming loans are valued based upon recent loss history for similar loans.

       DEPOSITS

       The fair values disclosed for savings, money market, and noninterest bearing accounts are, by definition, equal to their carrying values at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow analysis that applies interest rates currently offered to a schedule of aggregated expected monthly maturities on time deposits.

       OTHER BORROWINGS

       The fair value of other borrowings has been estimated using discounted cash flow analysis that applies interest rates currently offered for notes with similar terms.

       COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

       The fair value of commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. Carrying amounts, which are comprised of the unamortized fee income, are not significant.

       Estimated fair values of financial instruments at December 31 are as follows:

                                                         1999                                     1998
                                       --------------------------------------    ---------------------------------------
                                            CARRYING          ESTIMATED FAIR         CARRYING          ESTIMATED FAIR
                                             AMOUNT                VALUE              AMOUNT                VALUE
                                       -----------------    -----------------    -----------------   ---------------
                                                                         (IN THOUSANDS)
          FINANCIAL ASSETS

       Cash and cash equivalents       $       79,629               79,629               87,762               87,762
       Securities available for sale          606,727              606,727              523,254              523,254
       Securities held to maturity            113,318              109,147              180,663              181,741

       Loans                                1,466,867            1,461,915            1,277,241            1,320,837
       Less allowance for loan losses          19,711                   --               18,231                   --
                                       -----------------    -----------------    -----------------   ---------------

                 Net loans                  1,447,156            1,461,915            1,259,010            1,320,837

       Accrued interest receivable             13,422               13,422               13,392               13,392

          FINANCIAL LIABILITIES

       Deposits:
          Interest bearing:
              Savings, NOW and money
                 market                $      605,334              605,334              589,607              589,607
              Time deposits                   903,862              903,862              825,213              826,110
          Noninterest bearing                 267,895              267,895              249,487              249,487

       Short-term borrowings                  142,267              142,267               99,872               99,872
       Long-term debt                         251,970              246,354              183,968              185,137
       Accrued interest payable                 9,925                9,925                8,086                8,086


       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust and investment management operation that contributes net fee income annually. The trust and investment management operation is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities include the benefits resulting from the low-cost funding of deposit liabilities as compared to the cost of borrowing funds in the market, and premises and equipment and software. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value.